GARB Shareholders Meeting Minutes

December 10, 2011, 11:00 am

Attendees:

Matt Shepherd, Rick Jackson, Bill Anderson, Joe Wright, Jim Bennett, Bryan Coats

Officers:              John Rossi, CEO

Igor Plahuta, CTO

Alan Fleming, COO

John Rossi, CEO, conducted the meeting.

Mr. Rossi established that a quorum was present.

Mr. Rossi had Mr. Bennett and Mr. Coats from NOW CFO present a status of progress for all filings that are due.  Mr. Bennett and Mr. Coats stated the anticipated time frame for the necessary filings with the SEC is mid to late January.

The first order of business was to eliminate the Class C class of stock.  It was stated that no shares are issued or outstanding in Class C.  This motion was put forward by Mr. Rossi and seconded by Matt Shepherd.   A vote was taken and all shareholders present voted in favor of the motion.  Class C shares have been eliminated.

The second order of business was to discuss alternatives for Class B shares.   After the discussion, it was stated by Mr. Rossi that a letter will be sent out to all Class B shareholders and allow them to vote on alternatives for  the status of Class B shares.

Mr. Rossi stated the Class A shares would not be adjusted at this time.

Mr. Ross stated the authorized common shares would stay the same at this time.  This has been the recommendation of the auditors.

Mr. Rossi provided an update on the operations of the company and answered questions and a discussion ensued.

Mr. Rossi motioned to adjourn the meeting and Mr. Jackson, seconded the motion. The meeting was adjourned at 1 pm.